Exhibit 5.1

2049 Century Park East Los Angeles, CA 90067 United States +1 310 552 4200 www.kirkland.com	Facsimile: +1 310 552 5900

June 14, 2024

Ares Management Corporation

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

Ladies and Gentlemen:

We are providing this letter in our capacity as counsel to Ares Management Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 12, 2024 (the “Prospectus Supplement”) to the prospectus, dated February 27, 2023, included as part of a registration statement on Form S-3 (File No. 333-270053), as amended (the “Registration Statement”), relating to the issuance and sale by the Company of up to 3,047,500 shares of Class A common stock, par value $0.01 per share (the “Common Stock”) of the Company (including up to 397,500 shares of Common Stock that may be sold pursuant to the exercise of the underwriters’ option to purchase additional shares of Common Stock), pursuant to an Underwriting Agreement, dated June 12, 2024 (the “Underwriting Agreement”), among the Company, Ares Holdings L.P., a Delaware limited partnership, Ares Holdco LLC, a Delaware limited liability company, and the underwriters named therein.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including, (i) the second amended and restated certificate of incorporation of the Company in the form filed Exhibit 3.1 to the Registrant’s Current Report on Form 10-Q (File No. 001-36429) filed with the SEC on May 6, 2021, (ii) the bylaws of the Company in the form filed as Exhibit 99.4 to the Registrant’s Current Report on Form 8-K (File No. 001-36429) filed with the SEC on November 15, 2018, (iii) resolutions of the Board of Directors of the Company, (iv) the Underwriting Agreement, (v) the Registration Statement, together with the exhibits filed as a part thereof and including the documents incorporated by reference therein and (vi) the Prospectus Supplement, including any documents incorporated by reference therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts after the Registration Statement was declared effective, that the shares of Common Stock are (i) duly authorized and (ii) when the shares of Common Stock are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the shares of Common Stock will be validly issued and fully paid and holders of the Common Stock will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Stock.

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Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

For purposes of rendering our opinion expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the shares of Common Stock; and (ii) at the time of the issuance, sale and delivery of each share of Common Stock (x) there will not have occurred any change in law affecting the validity, legally binding character of such share of Common Stock and (y) the issuance, sale and delivery of such share of Common Stock, the terms of such share of Common Stock and compliance by the Company with the terms of such share of Common Stock will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the shares of Common Stock.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP